Deal Highlights


Banksy
(b. 1974)
View All (4)

Sec.gov

Initial Offering	$611,000
Painting	Barcode Leopard (2002)
Dimensions	28 x 28
Progress	99%

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Artist Overview

94% Frequency of Appreciation

When a work by Banksy is bought and resold at auction, it has appreciated in value 94% of the time.

1. Banksy	**94%**
2. Claude Monet	93%
3. Keith Haring	90%
4. Picasso	87%
5. Jeff Koons	67%

32% IRR

In 2020, Masterworks sold a Banksy painting that delivered 32% annualized net returns after 378 days held.

Offering Size	$1,039,000
Sold For	$1,500,000
Days Held	378
Profit from $10K Investment	$3,300 after all fees

Record Price Growth

55%

Banksy's market has seen significant growth in recent years, with a 55% Annual Record Price Growth Rate based on data from 2003 to 2025.



$30m
$20m
$10m
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23
25

Offering Details

Similar Sales Appreciation

15.4%

Each painting is unique, but similar works have seen an appreciation rate of 15.4% from 2007 to 2025.



$1m
$800k
$600k
$400k
$200k
05
07
09
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17
19
21
23
25

Unique Series

Barcode Leopard is the first example of Banksy's recognizable Barcode series. The Barcode Leopard stencil first appeared on the side of a house in Bristol.



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